TECHNE CORPORATION
                   RELEASES UNAUDITED SECOND QUARTER RESULTS
                               FOR FISCAL YEAR 2008

Minneapolis/January 29, 2008/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended December 31, 2007 increased 26.7% to $23.6 million or $.60 per diluted share compared with $18.7 million or $.47 per diluted share for the quarter ended December 31, 2006. For the six months ended December 31, 2007, Techne's consolidated net earnings increased 22.0% to $46.7 million or $1.18 per diluted share compared with $38.3 million or $0.97 per diluted share for the six months ended December 31, 2006.

Net earnings as a percentage of net sales improved to 38.9% for the six months ended December 30, 2007 from 36.5% in the first six months of last year. The improvement in net earnings was mainly due to increased consolidated net sales. The favorable impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was $339,000 ($.01 per diluted share) for the quarter and $742,000 ($.02 per diluted share) for the six months ended December 31, 2007.

Consolidated net sales for the quarter and six months ended December 31, 2007 were $62.1 million and $120.1 million, respectively. This was an increase of 18.4% and 14.6% from the quarter and six months ended December 31, 2006, respectively. Consolidated net sales were favorably affected by the strength of the British pound as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 16.5% and 12.6% for the quarter ended and six months ended December 31, 2007, respectively, from the comparable prior year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $39.1 million and $78.0 million, for the quarter and six months ended December 31, 2007, increases of 17.1% and 12.5%, respectively. This improvement was primarily the result of increased volume and the timing of shipments to diagnostic customers. The timing of diagnostic customer sales is not predictable and these sales increases are not necessarily indicative of future sales. Excluding the increased sales to diagnostic customers, Biotechnology net sales increased 12.9% and 12.3% for the quarter ended and six months ended December 31, 2007, respectively, from the comparable prior year periods.

R&D Europe's net sales for the quarter and six months ended December 31, 2007 were $19.0 million and $34.5 million, increases of 24.7% and 22.3%, respectively, from the same prior-year periods. In British pounds, R&D Europe's net sales increased 18.5% and 14.8% for the quarter and six months ended December 31, 2007. Hematology net sales for the quarter and six months ended December 31, 2007 were $4.0 million and $7.6 million, increases of 3.8% and 4.1%, respectively, compared to the quarter and six months ended December 31, 2006.

Tom Oland, President and Chief Executive Officer of Techne Corporation, said "Second quarter sales exceeded our expectations in all segments of our business and in nearly all product lines and geographical territories. However, given the exceptionally strong sales growth rate in this quarter and due to the Easter holiday falling in March 2008, we caution our shareholders not to expect a similar sales growth rate in our third fiscal quarter."

Mr. Oland added, "Our business is doing well. We continue to release new products and build for our future. For fiscal 2008, given current trends for our specific products, we continue to target revenue growth in the range of 8% to 11%."

Consolidated gross margins were 79.5% and 79.3% for the quarter and six months ended December 31, 2007 respectively, compared to 79.6% and 79.1% for the quarter and six months ended December 31, 2006. Biotechnology gross margins decreased to 79.4% and 79.8% for the quarter and six months ended December 31, 2007 from 80.8% and 80.2% for the same prior-year periods mainly as a result of higher volume sales to diagnostic customers. The decrease in Biotechnology gross margins was partially offset by higher margins in Europe due to favorable exchange rates and changes in sales mix as a result of higher sales growth in the Biotechnology Division as compared to the sales growth in the lower margin Hematology Division.

Selling, general and administrative expenses for the quarter and six months ended December 31, 2007 increased $1.8 million (20.6%) and $2.8 million (17.9%), respectively. These increases primarily resulted because of wage and salary increases and the hiring of additional marketing and administrative personnel to support the Company's sales growth. The second quarter increase also resulted from increased professional fees of $340,000, increased stock option expense of $352,000, additional profit sharing of $331,000, R&D China selling, general and administrative expenses of $144,000, and the change in foreign currency exchange rates used to convert British pounds to U.S. dollars of $116,000. Second quarter selling, general and administrative expenses increased approximately $2.5 million from the first quarter of fiscal 2008 due primarily because of costs associated with production and printing of the annual catalogs and the annual granting of stock options to the Company's Board of Directors (approximately $1.2 million).

Selling, general and administrative expenses for the six months ended December 31, 2007 also increased because of increased professional fees of $386,000, increased stock option expense of $357,000, additional profit sharing of $536,000, R&D China selling, general and administrative expenses of $244,000 and the change in foreign currency exchange rates used to convert British pounds to U.S. dollars of $283,000.

In October 2006, the Company repaid its mortgage debt. The total payment of $13.8 million included the mortgage principal balance, accrued interest and a 5% prepayment penalty of $651,000. The prepayment penalty and $78,000 of unamortized loan origination fees were included in interest expense for the quarter ended December 31, 2006.

The effective tax rate was 33.6% for the quarter and six months ended December 31, 2007 as compared to 33.9% for the quarter and six months ended December 31, 2006. Without significant business developments, the Company expects its fiscal 2008 effective income tax rate to range from approximately 33.5% to 34.5%.

The Company repurchased approximately 321,000 shares of its common stock during the second quarter of fiscal 2008 for approximately $20.6 million.


Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to growth rates and income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                            TECHNE CORPORATION
                    CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)
                                (Unaudited)

                                         QUARTER ENDED    SIX MONTHS ENDED
                                     ------------------  ------------------
                                     12/31/07  12/31/06  12/31/07  12/31/06
                                     --------  --------  --------  --------
Net sales                            $ 62,142  $ 52,509  $120,129  $104,860
Cost of sales                          12,751    10,714    24,855    21,951
                                     --------  --------  --------  --------
Gross margin                           49,391    41,795    95,274    82,909
                                     --------  --------  --------  --------
Operating expenses:
  Selling, general and
    administrative                     10,645     8,830    18,735    15,897
  Research and development              5,562     5,044    10,743     9,899
  Amortization of intangible assets       282       404       570       807
                                     --------  --------  --------  --------
    Total operating expenses           16,489    14,278    30,048    26,603
                                     --------  --------  --------  --------
Operating income                       32,902    27,517    65,226    56,306
Other expense (income):
  Interest expense                         --       815        --     1,083
  Interest income                      (3,252)   (1,956)   (6,250)   (3,632)
  Other non-operating expense, net        573       428     1,142       913
                                     --------  --------  --------  --------
    Total other income                 (2,679)     (713)   (5,108)   (1,636)
                                     --------  --------  --------  --------
Earnings before income taxes           35,581    28,230    70,334    57,942
Income taxes                           11,942     9,567    23,623    19,648
                                     --------  --------  --------  --------
Net earnings                         $ 23,639  $ 18,663  $ 46,711  $ 38,294
                                     ========  ========  ========  ========
Earnings per share:
  Basic                              $   0.60  $   0.47  $   1.18  $   0.97
  Diluted                            $   0.60  $   0.47  $   1.18  $   0.97
Weighted average common
 shares outstanding:
  Basic                                39,395    39,387    39,442    39,383
  Diluted                              39,497    39,511    39,542    39,483

                             TECHNE CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                 (Unaudited)

                                                    12/31/07      6/30/07
                                                    --------     --------
ASSETS
Cash and equivalents                                $148,657     $135,485
Short-term available-for-sale investments             40,139       29,289
Trade accounts receivable                             29,273       29,559
Other receivables                                      1,465        1,407
Inventory                                              9,409        8,757
Other current assets                                   8,974        8,341
                                                    --------     --------
  Current assets                                     237,917      212,838
                                                    --------     --------

Available-for-sale investments                        95,663       91,433
Property and equipment, net                           94,478       91,535
Goodwill and intangible assets, net                   29,597       30,167
Other non-current assets                              30,558       28,871
                                                    --------     --------
  Total assets                                      $488,213     $454,844
                                                    ========     ========
LIABILITIES
Current liabilities                                 $ 19,858     $ 17,193
Stockholders' equity                                 468,355      437,651
                                                    --------     --------
  Total liabilities and equity                      $488,213     $454,844
                                                    ========     ========